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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Blackstone Management Associates III L.L.C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     345 Park Avenue, 31st Floor
--------------------------------------------------------------------------------
                                    (Street)

     New York,                  New York                10154
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Sirius Satellite Radio Inc.        Symbol:  SIRI

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

     March 7, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     January 31, 2000
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
_______________________________________________________________________________



===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================


                                 2A.
                                 Deemed                      4.
                                 Execu-                      Securities Acquired (A)
                    2.           tion         3.             or Disposed of (D)
                    Transaction  Date,        Transaction    (Instr. 3, 4 and 5)
                     Date        if any       Code           ------------------------------------
1.                  (Month/      (Month/      (Instr. 8)                     (A)
Title of Security    Day/         Day/        ------------        Amount      or        Price
(Instr. 3)           Year)        Year)        Code     V                    (D)
------------------------------------------------------------------------------------------------

Common Stock        3/7/03                      P               19,103,771    A      $19,849,912
-------------------------------------------------------------------------------------------------
Common Stock        3/7/03                      P                3,456,343    A       $3,591,338
-------------------------------------------------------------------------------------------------
Common Stock        3/7/03                      P                1,440,007    A       $1,496,250
-------------------------------------------------------------------------------------------------
                                               J (See
Common Stock        3/7/03                      (4))            29,429,517    A          See (4)
-------------------------------------------------------------------------------------------------
                                               J (See
Common Stock        3/7/03                      (4))             5,324,545    A          See (4)
-------------------------------------------------------------------------------------------------
                                               J (See
Common Stock        3/7/03                      (4))             2,218,344    A          See (4)
-------------------------------------------------------------------------------------------------




5.
Amount of       6.
Securities      Owner-
Beneficially    ship
Owned           Form:        7.
Following       Direct       Nature of
Reported        (D) or       Indirect
Transaction(5)  Indirect     Beneficial
(Instr. 3       (I)          Ownership
 and 4)         (Instr.4)    (Instr. 4)
------------    ----------   ----------

                 1           See (1)
----------------------------------------
                 1           See (2)
----------------------------------------
                 1           See (3)
----------------------------------------
48,533,288       1           See (1)
----------------------------------------
 8,780,888       1           See (2)
----------------------------------------
 3,658,351       1           See (3)
----------------------------------------


==============================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                                                                        (Over)
                                                               SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

==============================================================================

                    2.
                    Conver-                    5.
                    sion                       Number of
                    or                         Derivative
                    Exer-             4.       Securities
                    cise     3.       Trans-   Acquired (A)
                    Price    Trans-   action   or Disposed
1.                  of       action   Code     of(D)
Title of            Deriv-   Date     (Instr.  (Instr. 3,
Derivative          ative    (Month/  8)       4 and 5)
Security            Secur-   Day/     ------   ------------------------
(Instr. 3)          ity      Year)    Code V    (A)          (D)
-----------------------------------------------------------------------

Warrant            $1.04    3/7/03  J (See     20,085,138
                                     (4))
-----------------------------------------------------------------------
Warrant            $1.04    3/7/03  J (See      3,633,896
                                    (4))
-----------------------------------------------------------------------
Warrant            $1.04    3/7/03  J (See      1,513,981
                                    (4))
-----------------------------------------------------------------------
Warrant            $0.92    3/7/03  J (See     13,390,091
                                    (4))
-----------------------------------------------------------------------
Warrant            $0.92    3/7/03  J (See      2,422,597
                                    (4))
-----------------------------------------------------------------------
Warrant            $0.92    3/7/03  J (See      1,009,321
                                    (4))
-----------------------------------------------------------------------
Preferred Stock             3/7/03  J (See                 2,031,562
                                    (4))
-----------------------------------------------------------------------
Preferred Stock             3/7/03  J (See                   367,561
                                    (4))
-----------------------------------------------------------------------
Preferred Stock             3/7/03  J (See                   153,136
                                    (4))
-----------------------------------------------------------------------


-----------------------------------------------------------------------
                                                               10.
                                                9.             Owner-
                                                Number         ship
                                                of             Form
                                                Deriv-         of
                  7.                            ative          Deriv-   11.
                  Title and Amount              Secur-         ative    Nature
6.                of Underlying        8.       ities          Secur-   of
Date              Securities           Price    Bene-          ity:     In-
Exercisable and   (Instr. 3 and 4)     of       ficially       Direct   direct
Expiration Date   ----------------     Deriv-   Owned          (D) or   Bene-
(Month/Day/Year)            Amount     ative    Following      In-      ficial
----------------            or         Secur-   Reported       direct   Owner-
Date     Expira-            Number     ity      Transactions   (I)      ship
Exer-    tion               of         (Instr.  (Instr.        (Instr.  (Instr.
cisable  Date     Title     Shares     5)       4)             4)       4)
-------------------------------------------------------------------------------



3/7/03  3/7/05  Common   20,085,138   See (4)  20,085,138         1      See (1)
                 Stock
--------------------------------------------------------------------------------
3/7/03  3/7/05  Common    3,633,896   See (4)   3,633,896         1      See (2)
                 Stock
--------------------------------------------------------------------------------
3/7/03  3/7/05  Common    1,513,981   See (4)   1,513,981         1      See (3)
                 Stock
--------------------------------------------------------------------------------
3/7/03  3/7/05  Common   13,390,091   See (4)  13,390,091         1      See (1)
                 Stock
--------------------------------------------------------------------------------
3/7/03  3/7/05  Common    2,422,597   See (4)   2,422,597         1      See (2)
                 Stock
--------------------------------------------------------------------------------
3/7/03  3/7/05  Common    1,009,321   See (4)   1,009,321         1      See (3)
                 Stock
--------------------------------------------------------------------------------
                Common    5,972,792                 0             1      See (1)
                 Stock
--------------------------------------------------------------------------------
                Common    1,080,629                 0             1      See (2)
                 Stock
--------------------------------------------------------------------------------
                Common      450,220                 0             1      See (3)
                 Stock
--------------------------------------------------------------------------------

================================================================================

(1) Blackstone CCC Capital Partners L.P. ("BCP CCC") directly owns 48,533,288 shares of Common Stock and Warrants exercisable for 33,475,229 shares of Common Stock. Blackstone Management Associates III L.L.C. ("BMA III") is the sole general partner of BCP CCC. Peter G. Peterson and Stephen A. Schwarzman are the founding members and managing members of BMA III. Therefore, each of BMA III, Peter G. Peterson and Stephen A. Schwarzman may be deemed to beneficially own all of the Common Stock and Warrants owned by BCP CCC.

(2) Blackstone CCC Offshore Capital Partners L.P. ("BCP CCC Offshore") directly owns 8,780,888 shares of Common Stock and Warrants exercisable for 6,056,493 shares of Common Stock. BMA III is the sole investment general partner of BCP CCC Offshore. Peter G. Peterson and Stephen A. Schwarzman are the founding members and managing members of BMA III. Therefore, each of BMA III, Peter G. Peterson and Stephen A. Schwarzman may be deemed to beneficially own all of the Common Stock and Warrants owned by BCP CCC Offshore.

(3) Blackstone Family Investment Partnership III L.P. ("BFIP III") directly owns 3,658,351 shares of Common Stock and Warrants exercisable for 2,523,302 shares of Common Stock. BMA III is the sole general partner of BFIP III. Peter G. Peterson and Stephen A. Schwarzman are the founding members and managing members of BMA III. Therefore, each of BMA III, Peter G. Peterson and Stephen A. Schwarzman may be deemed to beneficially own all of the Common Stock and Warrants owned by BFIP III.

(4) On March 7, 2003, the outstanding Preferred Stock held by BCP CCC, BCP CCC Offshore and BFIP III was exchanged for Warrants and Common Stock. See Amendment No. 2 to Schedule 13D filed by the reporting persons on March 11, 2003.



**  Intentional misstatements or omissions               Blackstone Management
    of facts constitute Federal                          Associates III L.L.C.
    Criminal Violations.


-------------------------------------------              ----------------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              Date:  March 11, 2003

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           JOINT FILER INFORMATION
                           -----------------------

Title of Security:         Common Stock

Issuer & Ticker Symbol:    Sirius Satellite Radio Inc. (SIRI)

Designated Filer:          Blackstone Management Associates III L.L.C.

Other Joint Filers:        Blackstone CCC Capital Partners L.P., Blackstone
                           CCC Offshore Capital Partners L.P., Blackstone
                           Family Investment Partnership III L.P., Peter G.
                           Peterson and Stephen A. Schwarzman.

Addresses:                 The principal business office address of each of
                           the reporting persons above, except for Blackstone
                           CCC Offshore Capital Partners L.P., is 345 Park
                           Avenue, 31st Floor, New York, New York 10154. The principal business office address of Blackstone
                           CCC Offshore Capital Partners L.P. is c/o
                           Blackstone Services (Cayman) LDC c/o Hemisphere
                           Management (Cayman) Ltd., Zephyr House, Mary
                           Street, 5th Floor, Georgetown, Grand Cayman,
                           Cayman Islands.


Signatures:



                         BLACKSTONE CCC CAPITAL PARTNERS L.P.

                         By:  Blackstone Management Associates III L.L.C.,
                               its general partner


                              By:  /s/ Chinh E. Chu
                                   _____________________________________
                                   Name:  Chinh E. Chu
                                   Title: Senior Managing Director

                        BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.

                        By:  Blackstone Management Associates III L.L.C.,
                               its general partner


                             By: /s/ Chinh E. Chu
                                 ________________________________
                                 Name:  Chinh E. Chu
                                 Title: Senior Managing Director


                        BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

                        By:  Blackstone Management Associates III L.L.C.,
                               its general partner


                             By: /s/ Chinh E. Chu
                                 ________________________________
                                 Name:  Chinh E. Chu
                                 Title: Senior Managing Director


                             /s/ Peter G. Peterson
                             ___________________________________
                             PETER G. PETERSON


                             /s/ Stephen A. Schwarzman
                             ___________________________________
                             STEPHEN A SCHWARZMAN